                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  ------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                             -----------------------

                             MAN SANG HOLDINGS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Nevada                                            87-0539570
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)

                21st Floor, Railway Plaza, 39 Chatham Road South
                         Tsimshatsui, Kowloon, Hong Kong

              (Address of Principal Executive Offices and Zip Code)
                              --------------------

BUSINESS CONSULTING AGREEMENT DATED JUNE 1, 2002 BETWEEN MAN SANG HOLDINGS, INC.
 AND LIN XIAN FU, AND BUSINESS CONSULTING AGREEMENT DATED JUNE 1, 2002 BETWEEN
                     MAN SANG HOLDINGS, INC. AND LI SHAO BO

                            (Full Title of the Plan)
                              --------------------

                              Mr. CHENG Chung Hing

      Chairman of the Board, President, Chief Executive Officer and Chief
                               Financial Officer
                21st Floor, Railway Plaza, 39 Chatham Road South
                         Tsimshatsui, Kowloon, Hong Kong

 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                                                  Proposed maximum      Amount of
Title of securities to be    Amount to be         Proposed maximum offering       aggregate offering    registration
registered                   registered           price per share (1)             price (1)             fee (1)
---------------------------- -------------------  ------------------------------- --------------------- -------
Common Stock                 410,000              $0.905                          $370,000              $34.04

(1) Calculated in accordance with paragraph (o) of Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement relates to the registration of 410,000 shares of Common Stock, $0.001 par value per share, of Man Sang Holdings, Inc. (the "Company"), to be issued and delivered pursuant to the Business Consulting Agreement dated June 1, 2002, by and between the Company and LIN Xian Fu, and the Business Consulting Agreement dated June 1, 2002, by and between the Company and LI Shao Bo (collectively, the "Plan"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (as amended, the "1933 Act"). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (as amended, the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

(i) The Company's Annual Report on Form 10-K for the year ended March 31, 2001;

(ii) The Company's Quarterly Reports on Form 10-Q for the periods ended June 30, 2001, September 30, 2001 and December 31, 2001; and

(iii) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A12G, filed with the Commission on June 17, 1996, and any amendment or report filed for the purpose of updating such description, including without limitation the Current Report on Form 8-K filed with the Commission on October 11, 1996.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

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Not applicable, as the Common Stock is registered under Section 12 of the 1934
Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Company's Restated Articles of Incorporation, filed with the Secretary of State of the State of Nevada on January 12, 1996, the Company indemnifies any and all persons who may serve or who have served at any time as directors or officers or who, at the request of the Company's board of directors, may serve or at any time have served as directors or officers of another corporation in which the Company at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the Company, or of such other corporation, except in relation to matters as to which any such director or officer of the Company, or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification is in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

Under Nevada law, each of the Company's directors and officers (i) may be indemnified if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful), (ii) may not be indemnified in an action or suit by or in the right of the Company if such director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent such court or another court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses as such court deems proper, and (iii) must be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense, if and to the extent such director or officer has been successful on the merits or otherwise in defense of any such action, suit or proceeding.

Additionally, the Company has in place directors' and officers' liability insurance coverage.

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ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index hereto, and are incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

The undersigned Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Special Administrative Region of Hong Kong of the People's Republic of China on this 7th day of June, 2002.


                                       MAN SANG HOLDINGS, INC.


                                       By:  /s/     CHENG Chung Hing
                                            ----------------------------------
                                            CHENG Chung Hing

                                            Chairman of the Board, President,
                                            Chief Executive Officer and Chief
                                            Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

            Signature                                      Title                                      Date
            ---------                                      -----                                      ----
/s/ CHENG Chung Hing                          Chairman of the Board, President, Chief
---------------------------                 Executive Officer, Chief Financial Officer
CHENG Chung Hing                             and Director (Principal Executive Officer
                                                and Principal Financial Officer and
                                                   Principal Accounting Officer)                    June 7, 2002

/s/ CHENG Tai Po                              Vice Chairman of the Board and Director               June 7, 2002
--------------------------
CHENG Tai Po

/s/ YAN Sau Man, Amy                                Vice President and Director                     June 7, 2002
--------------------------
YAN Sau Man, Amy

/s/ LAI Chau Ming, Matthew                                   Director                               June 7, 2002
--------------------------
LAI Chau Ming, Matthew

/s/ YUEN Ka Lok, Ernest                                      Director                               June 7, 2002
--------------------------
YUEN Ka Lok, Ernest

                             MAN SANG HOLDINGS, INC.

                                INDEX TO EXHIBITS

Exhibit No.         Description

4.1 Restated Articles of Incorporation of Man Sang Holdings, Inc., filed with the Secretary of State of the State of Nevada on January 12, 1996(1)

4.2 Certificate of Amendment of Articles of Incorporation of Man Sang Holdings, Inc., filed with the Secretary of State of Nevada on June 7, 1996(1)

4.3 Certificate of Designation, Preferences and Rights of a Series of 100,000 Shares of Preferred Stock, $.001 Par Value, Designated "Series A Preferred Stock", of Man Sang Holdings, Inc., filed with the Secretary of State of the State of Nevada on June 27, 1996(1)

4.4 Certificate of Designation, Preferences and Rights of a Series of 100,000 Shares of Preferred Stock, $.001 Par Value, Designated "Series B Preferred Stock", of Man Sang Holdings, Inc., filed with the Secretary of State of the State of Nevada on June 27, 1996(1)

4.5 Certificate of Decrease in Authorized Shares Pursuant to NRS78.207, of Man Sang Holdings, Inc., filed on with the Secretary of State of the State of Nevada on October 8, 1996(2)

4.6      Amended Bylaws of Man Sang Holdings, Inc., effective as of January 10,
         1996(1)

5.1      Legal Opinion of Lionel Sawyer & Collins

23.1     Consent of Deloitte Touche Tohmatsu

(1) Incorporated by reference to the exhibits filed with the Company's Registration Statement on Form 8-A12G, filed with the Commission on June 17, 1996

(2) Incorporated by reference to the exhibits filed with the Company's Current Report on Form 8-K, filed with the Commission on October 10, 1996